Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 8, 2023

Peakstone Realty Trust
1520 E. Grand Avenue
El Segundo, CA 90245

Ladies and Gentlemen:

We have acted as special tax counsel to Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus, which provides that it will be supplemented by one or more prospectus supplements, under the Securities Act of 1933, as amended. You have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to the qualification of the Company as a real estate investment trust (a “REIT”) under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

In rendering these opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) the Registration Statement; (2) the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission; (3) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; and (4) originals or copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion (the “Reviewed Documents”).

Peakstone Realty Trust
August 8, 2023

The opinions set forth in this letter are premised on, among other things, written representations of the Company with respect to the Company and its subsidiaries contained in a letter to us executed by an officer of the Company and dated as of the date hereof (the “Company Management Representation Letter”). Although we have discussed the Company Management Representation Letter with the signatories thereof for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Company Management Representation Letter. We consequently have relied upon the representations and statements of the signatories of the Company Management Representation Letter and in the Reviewed Documents and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Company Management Representation Letter.

In this regard, we have assumed with your consent the following:

(1)
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Company Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Company Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Company Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that:

(1)
the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2019 through the taxable year ended December 31, 2022, and the Company’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2023 and future taxable years; and

Peakstone Realty Trust
August 8, 2023

(2)
the statements under the heading “Material United States Federal Income Tax Considerations” contained in the Registration Statement that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for 2023 (or future taxable years), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income for 2023 or any future taxable year. Accordingly, the accuracy of our opinion as to the taxable year ending December 31, 2023 and future taxable years is entirely dependent on the Company’s representations contained in the Company Management Representation Letter regarding the anticipated value and composition of its assets that it will own, and the nature of its income derived therefrom for those periods.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code.  Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future with respect to past, the current, or future years, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future.  Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

Peakstone Realty Trust
August 8, 2023

This opinion letter has been prepared solely for your use for filing as an exhibit to the Registration Statement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion letter after the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Hogan Lovells US LLP under the heading “Legal Matters” contained in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP